Exhibit 13.1

Graze RegA+

Summary of Offer:

Graze: Meet John Vlay, CEO

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35 year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went onto become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career – from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

Round: Series A // Valuation: $25mm Pre-Money // Current Reservations: $340k

Graze | Fully autonomous, electric commercial lawn mower

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry. As lawn mowing is a core component of landscaping(an industry worth $93B), Graze hopes to eliminate fuel costs, eliminate operator injuries, and reduce labor requirements for landscaping companies.

•	LOIs executed by LandCare & Mainscape for 400 mowers (two Top 15 US commercial landscaping companies)
•	Lead Investor is Wavemaker Partners, a global Venture Capital fund with $300mm AUM

Round: Series A // Valuation: $25mm Pre-Money

Meet Graze's CEO, John Vlay

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went onto become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career – from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

Graze is now accepting reservations towards its Reg A+ campaign. By confirming a reservation in Graze, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time.

SeedInvest: Graze Reminder – Complete Your Reservation

Hi Lauren,

We noticed that you started the reservation process for Graze, but have yet to complete the process. Please note, if you have any questions for the company, youmay post them on the discussion forum here.

If you would like to complete a reservation you may do so via the link below. As a reminder, by completing a reservation you will be able to confirm your investment ahead of the public launch.

Graze Reservation Launch:

Graze | Fully autonomous, electric commercial lawn mower

We are excited to announce our latest Reg A+ reservation campaign. Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry. As lawn mowing is a core component of landscaping (an industry worth $93B), Graze hopes to eliminate fuel costs, eliminate operator injuries, and reduce labor requirements for landscaping companies.

Graze's flagship product, its electric, fully autonomous lawn mower, will be powered by a sensor suite that will enable it to safely and precisely self-navigate in and around commercial job sites. The company's SaaS pricing model will target $12k a year per mower and a $30k upfront purchase price.

Deal highlights include:

•	Lead Investor is Wavemaker Partners, a global venture capital fund with $300mm AUM (assets under management)

•	LOIs (letters of intent) executed by LandCare & Mainscape for 400 mowers (two Top 15 US commercial landscaping companies)

•	Graze customers may achieve 50% labor savings by reducing four person landscaping teams to two people, according to Mainscape's CEO

•	CEO John Vlay is an industry insider with 35 years of experience and an exit under his belt; CTO Roman Flores is former NASA/JPL Curiosity Mars Rover team and has filed 10+ patents

By confirming a reservation in Graze, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time

Graze Video Transcript

[00:05] Mark: When we look at our bottom line, and we look at the work we do, we probably spend 25% of our time cutting grass as a company.

[00:12] Rob: Our current model- you have a machine that consumes fuel that has to carry a human being while it’s consuming the fuel, while it’s mowing the grass.

[00:27] John: We’re developing an autonomous lawn mower from the ground up. The robotics, the software, the artificificial intelligence- everything, 100% dedicated to an autonomous robotic mower.

[00:40] Roman: We wanna make lawn mowers very easy to use. If you do it in an intelligent way, you save money on gas, you save money on disabilities, you save money on labor.

[00:49] John: Our partnerships with LandCare and Mainscape, they’re both very well respected companies in the industry. They’re on the top of the list of America’s top 50.

[00:57] Mark: We’ve invested in two ways in the Graze product. One is through a commitment to buy mowers. The second way we’ve invested in the Graze product is providing content and industry knowledge to the team.

[01:08] Rob: They’ve really spent time with us thinking about how do we build this commercial machine to fit into a real commercial environment.

[01:19] Mark: Typically today, we have a crew of, let’s say, 4. We’re gonna go to a job site now with two Graze mowers. Those two mowers are gonna start cutting the grass while one or two people go and do all of the detailed work that really makes a property shine.

[01:36] John: Any company, and that’s most companies, that have lawn mowers, their cost for operating that lawn mower can be reduced by conservatively, 75%.

[01:46] Roman: We’re also creating potential for picking up data, like what are we doing here at different times in a year. Do you need to mow this grass, or can you do something else?

[01:55] Mark: When we look at it from a maintenance standpoint, when we look at it from an operations standpoint, it’s not only cleaner for the environment, it’s also just cleaner to operate and maintain.

[02:05] Rob: The one thing you can avoid is human error, and when you think about an autonomous mower, you have taken that completely out of the equation.

[02:12] John: This isn’t just a concept. This is a team that has already put together the robotics and the software to do a task that has traditionally been manual labor.

[02:21] Mark: Our customers are gonna look at those autonomous mowers and say, “Yeah, that’s technology we can embrace. We see the safety impact, we see the staffing impact, and we see how that’s gonna provide a better product and a better service for that customer.”

[02:35] John: I cannot see a landscape company doing large mowing jobs without this product.

Company Highlights

•	LOIs executed by LandCare & Mainscape for 400 mowers (two Top 15 US commercial landscaping companies).

•	Lead Investor: Wavemaker Partners, a global Venture Capital fund with $300 million AUM.

•	SaaS Pricing Model: targeting $12,000 per year per mower + $30,000 upfront equipment price upon launch (included in customer LOIs).

•	Graze customers may achieve 50% labor savings by reducing 4 person landscaping teams to 2 people, according to Mainscape CEO.

•	CEO John Vlay is an industry insider with 35 years of experience and an exit under his belt; CTO Roman Flores is former NASA/JPL Curiosity Mars Rover team and has filed 10+ patents.

Fundraise Highlights

•	Total Round Size: US $10,000,000

•	Raise Description: Series A

•	Minimum Investment: US $1,000 per investor

•	Security Type: Preferred Equity

•	Pre-Money Valuation: $25,000,000

Overview

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry. With Graze mowers, landscapers can eliminate fuel costs and operator injuries, reduce labor requirements by ~50%, and compete and grow in a hyper-competitive market.

Graze has signed Letters of Intent from LandCare and Mainscape, 2 of the top 15 commercial landscaping companies in the US. These LOIs outline the potential purchase of 400 mowers, which could represent $36 million in revenue for Graze.*

Graze is working directly with LandCare and Mainscape to bring the Graze mower to market. Collectively, LandCare and Mainscape operate ~1,400 mowers across the country and are growing every year. We project this could represent $126 million in gross revenue every 5 years.

The $54 billion commercial landscaping industry in the US is a very manual, low-skilled, and low margin sector. Mowing is one of the lowest margin services offered, with labor accounting for about 45% of gross revenue. The best companies in the industry generate only ~10% margins from mowing as rising wages and labor shortages drive costs up and heavy competition drives prices down.

Graze believes the introduction of an electric, self-driving mower to the market will be highly disruptive. With Graze, landscapers may reduce 4-5 person teams to 2 people, eliminate fuel costs, increase operating margins, and win new business by undercutting competitors, if desired.

Many hardware and equipment manufacturers suffer from “one and done” customer purchasing. This is not the case in landscaping. Commercial landscaping and maintenance companies regularly purchase new equipment at the end of useful life spans (i.e., every 2-5 years). Because of this, Graze has the potential to have meaningful and predictable recurring revenue.

*This calculation is based on our intended subscription pricing model of $12,000 per year, per mower and $30,000 upfront equipment price upon launch, times 400 mowers. The Company is currently pre-revenue. This statement reflects management's current views with respect to future events and is subject to risks and uncertainties.

Product & Service

Product Overview

•	Graze’s flagship product, its electric, fully autonomous lawn mower aims to be:

•	Electric: quiet, low maintenance

•	24/7 Operable: night mowing

•	Safe: advanced safety protocols

•	Consistent & Precise

•	Environmentally Friendly

The Graze mower aims to be powered by a robust sensor suite (i.e., RADAR, LIDAR, GPS, ultrasonic sensors, odometry sensors, and an optical suite) that will enable it to safely and precisely self-navigate in and around commercial job sites.

Business Model and Unit Economics

Graze will offer relatively straightforward pricing on its flagship mower:

•	Upfront Mower Cost: $30,000 (expected $21,000 - 25,000 with solar energy tax credits).

•	Software-As-A-Service Fee: $1,000 per month per mower.

While commercial, gas-powered, human-driven mowers can cost between $5,000 - $15,000, Graze expects to receive minimal pushback from customers on its upfront and recurring costs, considering its impact on customer P&Ls. Pre-orders from LandCare and Mainscape suggest initial pricing will be effective. Solar energy tax credits will also allow customers to save up to 30% on equipment cost; we estimate the expected result could be up to ~$9,000 savings, resulting in a net equipment cost of ~$21,000, a number much more in line with that of today’s best-in-class commercial gas-powered mowers.

Graze expects its production machines to have a 5-year useful life, defined by the ability to effectively and precisely mow turf through the end of that period. Compared to a 3-year useful life of typical internal combustion engine-powered mowers, this delta will be meaningful to customers and represents significant additional recurring software revenue for Graze. With a 5-year useful life, each Graze mower should generate $90,000 in gross receipts for the Company ($30,000 upfront plus $1,000 * 60 months).

Traction

With Landcape and Mainscape customer relationships established via 400 mowers in pre-orders, we believe Graze has validated product-market fit and has secured a built-in path to revenue. Moreover, it sends a powerful signal to potential customers that Graze mowers have been validated by 2 large incumbents.

Technology & Product Roadmap

Graze is more than a mower, Graze is a land maintenance platform. We're aiming to produce 100% electric, fully autonomous landscaping equipment as standalone products and modular mower attachments. Our products will automate the majority of landscape and maintenance service offerings, allowing our customers to hire and retain their most highly-skilled workers, to boost margins and to grow their businesses.

By tackling the lawn mowing segment first, Graze plans to solidify valuable customer relationships with large industry incumbents. With fuel and labor costs removed from mowing services via the introduction of its electric, autonomous mower, Graze offers its customers an immediate and substantial boost in profits.

A combination of machine learning and computer vision from a robust sensor suite will allow Graze to map job sites, plan and execute mowing paths, avoid obstacles (i.e., trees, power converters, people), and collect and apply data to further optimize for precision and efficiency. Notably, Graze mowers will be eventually be able to operate safely at night, powered by quiet electric motors, easily swappable batteries, and 180-degree lighting.

In the future,  we expect Graze technology will also track and plan around weather data, detect and defend against turf and plant diseases, provide data analytics and insights to its customers, and, eventually, will manage mower fleets with Artificial Intelligence, thereby providing a reduction in indirect labor costs (i.e., administrative personnel).

Team Story

Graze's Founding Team is comprised of commercial landscaping industry veteran John Vlay as CEO and former NASA engineer Roman Flores as CTO.  With the backing of lead investor Wavemaker, our executives are supported by a team of engineers and analysts that are tirelessly working to execute on the vision of producing one of the world's first fully autonomous, electric mowers.

•	John Vlay, CEO

John led Jensen Landscape as Chairman, CEO, and President for eleven of his 35 years with this award-winning landscape construction and maintenance company. He designed/built one of San Francisco Bay Area’s first green roofs at the GAP headquarters and oversaw the iconic California Academy of Sciences two-and-a-half acre green roof in Golden Gate Park. Under John’s leadership, Jensen acquired a maintenance company in 2008 to extend its geographic reach to Sacramento and the North Bay before selling Jensen Landscape to private equity backed Monarch Landscape in 2016. There, John oversaw Safety for Monarch’s six rollup companies in five states and worked with the Monarch CEO on acquisition prospects. John left Jensen in 2018, after which he has engaged in a number of consulting roles. As a member of Vistage, a CEO advisory group, John has gained insights into many varied businesses and is currently involved with two other landscape related companies with unique patented products. John is a graduate of the University of California, Los Angeles (UCLA) in Business and Economics.

•	Roman Flores, CTO

Roman is the proud son of two Migrant Farmworkers and was recruited out of high school to work for NASA at the age of 17. He was tasked with designing extra-terrestrial exploration vehicles and technologies, including test bed designs for both static and dynamic landing platforms for the Curiosity Mars Rover. After spending over a decade with NASA, he went on to other challenging engineering industries aimed at improving the quality of life for mankind. As a result, Roman is now responsible for designing one of the world's first fully autonomous AI-driven medical devices capable of diagnosing stroke and other forms of traumatic brain injuries such as concussions and Alzheimer’s. He is a proven technical leader in innovation and economic disruption. With over 20 years of experience in custom mechanical engineering design of intelligent robots, complex mechanical instruments & optical systems used in entertainment, extraterrestrial & earth-based science applications, Roman has joined the Graze family to bring technologies to the landscapes and orchards he used to work in as a child. Prior to joining Graze, Roman was the Founding Mechanical Engineer at Neural Analytics, a position he held for four years. Roman currently has over 10 patents filed under his name.

Investor Perks

All investors will receive quarterly update newsletters.

•	Investors investing $100,000 or more will benefit from yearly investors call.

•	Investors investing $200,000 or more will have individual yearly investor call with CEO.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Prior Rounds

•	Current Series A (preferred) Pre-Money valuation: $25,000,000

•	Round Size: US $313,537

•	Closed Date: Mar 20, 2018

•	Security Type: Common Equity

•	Pre-money Valuation: US $0

Market Landscape

Landscaping services in the United States alone is a $100 billion industry with a trailing 5-year compound annual growth rate (CAGR) of 5%. According  to  data from market research firm, Stratistics Market Research Consulting, the global landscaping and gardening market is poised to grow at a CAGR of 7% through at least 2024, indicating the industry could grow to $140 billion domestically at that time. With a fairly even split in the industry between the commercial and residential segments, commercial landscaping, Graze’s target industry, has the opportunity to reach $70 billion. This is good news for Graze: as the commercial landscaping services industry grows, so does its core offering of lawn mowing.

Lawn mowing is a core component of almost all commercial landscaping businesses. Survey data shows that as much as 46% of gross revenue is derived from mowing services, making commercial lawn mowing a $23 billion per year industry with the opportunity to grow to $32 billion in the United States in 2024.

As the demand for mowing services increases, so too will the demand from those service providers for mowing equipment. Over the past five years the commercial lawn mower market has experienced steady growth and that trajectory is expected to continue. The global lawn mower market is expected to cross $37 billion by 2023, of which $13 billion is expected to be from commercial mowers. Within the United States, commercial lawn mowers represented $1.4 billion of the $5 billion lawn mower market in 2016. Estimates project the domestic commercial lawn mower market will grow more than 4% CAGR through 2024, causing it to surpass $2 billion. More bullish projections suggest, due in large part to factors mentioned below, the domestic commercial lawn mower market could surpass $4 billion by 2024.

Risks and Disclosures

We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue. We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come to market.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product. We are still developing our minimum viable product that will go into mass production. We still have significant engineering and development work to do before we are ready to deliver a working version of our product to our corporate partners. We may be unable to convert our prototype to a minimum viable product that can easily be replicated and put into mass production. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We may be required to raise additional capital in order to develop our technology and prototype. We will not be able to deliver a working version of our product to our corporate partners if we cannot raise debt or equity financing.

Our company does not yet hold any patents on any products or technology. We do not yet hold any patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor.

We rely on a small management team to execute our business plan. Our management team is currently small and made up of only two full-time individuals, John Vlay and Roman Flores, whom we rely on to help us raise funds and help grow our business. Our partnerships and our relationships with commercial landscaping companies is crucial for us to achieve our growth plan. As CEO, John Vlay brings a great deal of experience in this space, and without him, we would struggle to build relationships with commercial landscaping companies. Additionally, our technology is our product, and without an experienced CTO like Roman Flores, we may be unable to bring a viable product to the market.

Our future revenue plans rely on two non-binding letters of intent. Our two largest corporate partners have signed non-binding letters of intent and the orders they plan to place are not guaranteed, nor have they placed any deposits for these orders. Without these letters of intent, we would have no interest from prospective customers, which may affect our revenue and growth projections.

We could be adversely affected by product liability, personal injury or other health and safety issues. As with any commercial grade lawn mowing equipment, there are significant health and safety issues that could result from our product being used incorrectly in the market. This could subject our company to liability due to personal safety or property damage issues.

Competitive technologies could limit our ability to successfully deploy our technologies. We are a new entrant into the commercial landscaping market that is already full of a number of incumbents that have more financing and more operating history than we do. Our success is based on our ability to raise capital in order to achieve a minimum viable product and move into production. Other companies in the space have more resources than we currently do, and may not need to rely on outside investment in order to compete with us.

Many of our competitors have more resources and greater market recognition than we do. Because we are a new entrant to the commercial landscaping market, there are already a number of companies that have more resources and greater market recognition than we do. Because of this, we may face issues developing a product and technology that can compete with other players in the market. Additionally, many of our competitors have greater brand recognition and an existing set of customers that they will be able to leverage when launching competing technologies. We will be at a disadvantage as we are a new entrant with significantly less resources and minimal market recognition and penetration.

We plan to initially rely on third-party manufacturers. While we plan to eventually do all production in house, initially we will be leveraging contract manufacturers as we build up scale. Because of this, we will have less control of our supply chain as we grow the business, which could affect our ability to meet customer demand. Additionally, we do not currently have any manufacturers in place, and will need to work to find these relationships before we can begin mass production.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

Representatives of SI Securities, LLC are affiliated with SI Advisors, LLC ("SI Advisors"). SI Advisors is an exempt investment advisor that acts as the General Partner of SI Selections Fund I, L.P. ("SI Selections Fund"). SI Selections Fund is an early stage venture capital fund owned by third-party investors. From time to time, SI Selections Fund may invest in offerings made available on the SeedInvest platform, including this offering. Investments made by SI Selections Fund may be counted towards the total funds raised necessary to reach the minimum funding target as disclosed in the applicable offering materials.

Graze Webinar Transcript - 1

[00:02] Lauren: Hi everyone, thank you for taking the time to join us today for our Reg A+ webinar featuring Graze, Winc, Now RX, and Monogram Orthopedics. My name is Lauren and I'm part of the Venture Girls team here at Seed Invest and I'll be helping moderate this webinar. We're very excited to have these four Reg A+ companies with us here today. Just want to remind anyone who is attending if you have any specific questions that you would like for any of the companies to answer, feel free to type them into the questions box on the right hand side control panel. We will begin with Graze and then moving on to Winc and then Now RX and then lastly, but not least, Monogram Orthopedics. So, first off, I'd like to introduce Roman, CTO of Graze. Graze, they are creating a fully autonomous electric commercial lawn mower. Take it away, Roman.

[00:53] Roman: Hello everybody, my name is Roman Flores, as you guys heard. I'm the CTO of Graze and Graze is developing a fully autonomous electric lawnmower from the ground up and we'll get into what the ground up means a little bit later. As you guys might have tuned in on a previous webinar, I also work alongside John Vlay who is our CEO and we're partnered up with… we’re extremely lucky to be partnered up with two of the biggest commercial landscaping, I guess monsters when it comes to it, and specifically with Mark Forsythe with Mainscape, and Mike Bogan with Landcare. I’ll tell you why those guys are really important in what I do in the technical world as it relates to development and obviously our leading investor is Wavemaker. It's really important to not necessarily harp on this, but as an engineer, it's extremely fun to jump into a project where some of the R&D effort is truly robust, and has been vetted over the course of 30 some-odd years as John Vlay’s background is, and then you have Mark Forsythe and Mike Bogan with the supply of knowledge when it comes into getting user needs and specifications that us engineers really depend on before we decide to spend any type of money or design any type of kinematic solution set for potential terrain we're going to be tasked with. So, to get back to the excitement part, I think it's really important to harp on this on this dream world that I'm living in right now where you have $36,000,000 in pre-orders already, and if anybody can relate to that, pat yourselves on the back. That’s pretty much being able to do what you love doing and developing something that is keeping your customers all in a visibility type of format where they're providing you with feedback and you're being completely transparent in all that you're developing and they're being really, really helpful in the development, so, we'll get into that a little bit later. But, I just want to give a shout out to Mainscape Lawncare for believing in us and joining us on this ride. So, what are we doing over at Graze? So, Graze, as you heard me earlier, we’re developing a fully autonomous electric lawn mower. So, you might be familiar with some of the residential stuff that's out there. Some of those are up there on the screen. I’ll choose not to say their names, but I will compare with what they are to what we're doing and kind of keep it really black-and-white because it could all be really confusing for some of the residential people and even some of the business owners that are thinking about joining Graze in their development efforts. So there’s a way to explain robotics and full-service vehicles in such a way that if you put in a broad statement, full-service vehicles tend to be really all over the map. It could be anything in agricultural area and it could be somewhere on marsh and terrain. Anything that's doing extreme work that humans should not be doing. And then there's the realm of semi-autonomous, fully autonomous, automated, tele-operated. Those can be all really confusing, but some of the stuff itself in the residential landscape is really semi-autonomous, meaning it has some sort of intelligence in there. There’s electronics in there, there’s sensors telling it what to do, but the way it's doing it is…… requires a lot more expertise and knowledgeable people, and that’s where I jump in. Again, we can talk about that a little bit later, but the reason why a commercial vehicle like Graze is so important is because some of the serious labor problems that are driving the market to zero, and I think this is probably a good area to interject a little bit of my background and how it basically emphasizes what I'm doing with the project. So, everything on the lower end there you see there’s a bunch of rising wages, labor pool shrinking, poor retention, and it's a really competitive market. I got to see this when I was 10 years old and the background there is my parents were migrant farmworkers and one of my first jobs was actually taking their fruit or vegetables, whatever they were harvesting, from them on the site to the dump site or the staging area where the pick-ups were happening in the bins. So, it’s a lot of work, a lot of back-breaking work and younger people could do it, but we weren’t always in the same field the next day. Back then, you know, the wages were pretty common. They were pretty dependable, year-in, year-out, but some of those people actually get out of what they're doing and get into other things. They're trying to kind of jump into a better life like my family did for example, and so that leads to a poor retention. It's all really just the cycle of life, really. It has nothing to do with anything other than this is what's happening and obviously, if we're not able there to help some of the farmers out with actually growing some of these crops, or helping people maintain their properties, and so on and so forth, there’s a lot of global impact that we’ll all see eventually, and it's not us it'll be our kids and our grandkids. You guys might have seen the icon under my name there. It’s a NASA icon. I got recruited when I was 17 years old at a high school and I always believed in the environment, so you couple that with an agricultural background, and then what you believe in and then obviously 36 million dollars to help you do something that’s impactful for not only the industry but for the entire world. This might set a blueprint for other people that can see another way, another opportunity to help out. I jumped in because I believe in the project and it hits every single check mark that's important to me. Is it fun? Is it creative? A really challenging project? Yeah, check mark. Is it impactful? Yes, I believe so. Check mark. Is there money in it? You know,that's a real world thing, and yes in bold letters, underscore, italicize. So here we are, we're marching along here. Here you'll see a rendering of what Graze looks like. If we get into anything that you see on there and you want to ask a question about it, I'll explain where the development is...what in these pictures is happening and not happening. Whatever those questions are, we will get into all that kind of stuff. What you see here is- we're really trying to develop here, atleast for the first rev, and make sure that these are incorporated into technological roadmap shortly after is there's a lot of things that happen it's really difficult to put one of those on the road. Not so difficult when you're dealing with less signs, less people, less animals, less object detection less obstacles which all really helps out some of the engineering and product development cycles that were in now. I'm going to tell you how. Obviously it's electric- that's impactful for many reasons. We’re trying to push the edge there in the state of the art when it comes to what’s available now and what can we help develop later. Graze is a lawn mower company, but we’re full of really technical people and experts that know what the state of the art is now and what we should be attaching our start to, if you will, or our wagons to, and sailing with that motion and that movement. Night mowing- we think that being able to work day and night is really efficient, not only for our partners, but also for some of the customers that are out there that maybe don’t get all of the attention that they want due to all their jobs being a little bit bigger. Obviously there’s a huge profit margin there as well. Something that I thought was really funny...well, not funny, but, it’s crazy how if you go to a baseball field or national football game, you’ll see some of these patterns that are out there and you’ll wonder whether or not you can mimic those at home. The reality of all that stuff is apparently it’s pretty hard. Some of these people actually go to college to do that stuff, but when I hear college what I actually hear is it’s a science and if it’s a science it should be approached as if there is some dimensions there. We’re trying to get into some of the stripes and patterns that currently exist and then try to let people have fun with the robot eventually. Then, obviously we’re trying to keep it in the back of our heads to be environmentally friendly. Some of the stuff that we’re doing on our roadmap, which would be on the commercial side...pretty much standard is to cut with a 60-inch cutting deck. 40 and 36 are out there. That’s really helpful in product development, but we’re trying to (audio cuts out.) Our technical viability stages -which now we’re almost done with that- we’re also trying to see how big can we get and how does this impact some of these that we’re looking at in terms of run time, maintenance, and battery capacity. All of those things are very holistically related or parametrically affected with every single component, down to the tire and the tread that you are selecting. We want to keep a pretty robust vehicle in there then with the robust vehicle, you’d be able to attach certain attachments. One being an edger, blower, or you can do a leaf mulching sub-system there...snow attachments in the future and then what we’re looking at more is some auxillary stuff, like a tree trimmer, or a spider bot is what we’re calling it. I mentioned part of the stuff that makes it really, really fun is obviously our partnership. I’m not too sure if anybody else has actually heard of that...to join a team where 36 million dollars is already waiting for you. All you have to do is do what you love doing and change as much as you can with this industry. To recap there, you’ve got the money that you need, the expertise that’s available- and trust me, we’re using them all the time. Developing vehicles is something that’s pretty easy for me, but doing it in someone else’s backyard, no pun intended, does require a lot of people’s expertise that have been in this industry for a long time. Obviously having Wavemaker Partners as our lead investors is something that was really fun to see, because just the type of people and the environment that are all there really makes getting up and doing your job having fun...improve your quality of life, so I’m really grateful for that and with that, I’d like to say thanks and open it up for any type of questions you guys might have and hopefully I can answer.

[15:02] Lauren: Great. Thanks so much, Roman. We have time for a few questions before the next presenter comes on. First question: Can you please tell us how you would respond if a big player in the lawn mower market would bring a competitive product to market?

[15:18] Roman: Yeah, I mean...well, it’s one of those things that you know as an engineer if someone in the market, a big player, or even a small player, anybody else, wants to come in there and do that, obviously what they would have leverage on is…and also what type of…

[inaudible 15:37-16:50]

Graze Webinar Transcript – 2

Lauren: 41:15 Now it's time for our next presenter, John Vlay, CEO of Graze. The creator of an autonomous electric commercial lawn mower.

Brian: Thank you.

Lauren: 41:53 Perfect. We can see your screen and we can see you.I’ll let you take it away John.

John: 42:03 Alright. Hi everybody. Welcome to our webinar. My name is John Vlay and I'm the CEO of Graze. In my over 35 years in the landscape industry I’ve never seen a product that's going to revolutionize the industry like what we're going to be talking about today. Introducing grace... it's an elective autonomous lawn mower for the commercial landscape industry. 42:23 Let me tell you a little bit about landscape industry. It's a hundred million dollar industry per year in the United States alone. It's broken into the primarily two segments: the residential landscaping market, which are primarily maintained by small local businesses. It's what we call a truck in a truck. 42:21 Usually it's an owner operator with three to ten laborers working with them. Maybe a million dollar for your company. But there's a lot of them out there. But it's a fragmented market and that's really not where we're going. The other part is the commercial landscaping market. These are large projects maintained by large companies, corporate canvases, city parks, shopping centers, hospitals,everywhere you go. So these are the large companies with large loans. 43:10 These are our greatest customers.

But there's a serious problem and only industry right now there's a huge labor shortage and wages are going higher and higher. We've got rising wages because in the landscape maintenance business many of the workers they can make more money in the construction industry or they're always getting coached by the competitors, which means a landscape owner has to give somebody a raise just to keep them onboard. Also, because they’re few and fewer workers, many times they have to approve overtime premiums, which cost more and they’re locked in to a bid number. So it puts huge pressure on their margins and mowing which is usually a big portion of the landscape slope is for the most part a lost leader or very low margin. 44:03 It’s pretty much a camaraderie market. Anybody can be trained to jump on a mower, push a mower and just anybody can do that. So it's just giving more and more potential for the cost to go down the margin to be reduced. 44:19 There's poor retention because also it's really easy for a worker to go work in a fast-food restaurant. It's a tradition where they get discounted meals or even free meals. So it's a hyper competitive market where in order to win a job you’ve got to undercut your competitors. Now this slide is the aha moment.

44:41 BC is pouring into agriculture. Right now landscaping is a much bigger opportunity. Look at the numbers at the lower right-hand part of the screen. Venture capitalist is pulling in about hundred million dollars a year into landscaping but over 55 billion into agriculture. That's 500 times more going into agriculture than landscaping. Now list of the labor costs. 45:05 In landscaping it’s over 28 billion. That’s nearly 30% of the entire industry whereas in agriculture it’s less than 8 billion. It’s a fourth of what it is in landscaping. So the time is now to be investing in a labor saving landscape equipment device.45:26 So that’s what we’re doing.We’re building a mower that is electric, fully autonomous for commercial landscape companies. It's going to be safe. Without having operators, there's nobody to get hurt. It’s going reduce your workers comp insurance and costly payouts. It's electric so it’s going to not only be good for the environment it's going to save on the pocketbook.You’re not paying huge fuel costs to run your conventional mowers. It’s going to have the ability to mow at night.

45:55 When I was running Jetson landscape, I always thought it would be so good to offer this service to our corporate campuses to not be having loud mowers operating during the day when they’re trying to conduct business or have meetings. It's also going [....] stripes for patterns.

46:13 It'll be mowing in the parallel stripes that everybody's used to that look clean and also will be able to change the direction so that's very good for the turf health so obviously it's environmentally friendly and it's very quiet. So it's not gonna destruct the customers the landscape companies that we're providing still. We're building this machine for the industry and by the industry. 46:44 We already have right now two of the top 15 US landscape companies in the United States. LandCare and Maincape. They’re industry leaders and they're also our R&D partners. They’re going to be working with us to make sure that these motors have all the features and benefits they need to service their customers and then the really important part they're also our customers. They've already committed to 36 million in pre-orders for these mowers and more than half of that is recurring revenue.

47:12 So why are they so excited to join us in this venture? Well because like I said labor is a huge challenge and there's the opportunity to save up to fifty percent of the labor. Let me tell you a normal maintenance crew might be four people. Two of those may be behind lawn mowers or on lawn mowers, where the other two crew members are pulling weeds, fertilizing, they're [...], they’re edging.. All the other tasks to make the job look really well. But by eliminating those two operators, it’s going to reduce the cost by fifty percent. 47:46 You’re also going to save the money on fuel that's going into your conventional motor. This could lead to a three to five time margin bump for our customers. So we’re currently working with a prototype to do in-field testing. We’re using this to work on our software, autonomous capabilities and we’re using it as well to work with our partners. But what we’re doing is going to look much different in the months to come. 48:13 This is a look at what our production model is going to look like. We’re utilizing LIDAR, GPS, odometry sensors and can all be monitored or controlled by a smartphone either at the job site or from your office.The other thing is that it has solar panels. It’s got hot-swap battery casings, a self-cleaning cutting deck - and we're also working on self sharpening blades. Right now, sharpening blades on mowers is a tedious, long, expensive process and it's very critical to having a very good lawnmower. So when I first heard about robotic motors I was excited because it would save us labor.48:57 I actually went up to the Google campus in Sundale to watch one in operation. It was interesting that it was kind of like a [...]it was going in different hazard patterns. Some areas were getting mowed two or three times while other areas weren’t getting mowed at all. It kind of looked like a bad haircut.

It also requires wires to keep them mower on the lawn.So that's very expensive to put wires guide wires around the perimeter of every lawn you’re going to be mowing and another job siteI went to look at one of these mowers wouldn't even start because somebody had accidentally broken the wire 49:36 so it was quite a disappointment. Here’s what we’re doing.We're building a 60-inch mower. Probably five times bigger than what's out on the market today. It will be fully autonomous and specifically for commercial job sites. Let me tell you a little bit about our team. Llike I said I'm John Vlay, I ran Jensen Landscape for 35 years. When I started there were 15 of us and we grew it to over 400 people. 50:03 Ultimately sold it to a private equity back. Monarch Landscape Holdings, which gave me the opportunity to pursue other ventures. Let me tell you about our CTO, Roman Flores, he’s worked with NASA, JPL, Caltech and interestingly he was on the curiosity Mars Rover team. 50:21 So basically he built a robotic lawnmower for a planet with no lawn. Well we're excited to have him on the team. He's a brilliant engineer. He's very passionate about what we're doing and we're just glad to have him leading our development. Also, we’ll talk about the customers and our new partners. Mark Forsythe, CEO of Mainscape, Mike Bogan, CEO of LandCare... I'm not saying we’re old but between the three of us we've got about a century of experience in the landscape industry. Also our lead venture capitalist is Wavemaker with Buck Jordan, an institutional investor is helping us lead this crowdfunding enterprise. So we’re really happy to have them on board and I think they really get that slide about venture capital and that now's the opportunity for landscape.

51:10 So let me just summarize just summarize. We've got a proven team, deep industry experience...robotics expertise. We've got a robust prototype led by a NASA JPL engineer. We've got Wavemaker, which has unique value adds and we're raising a Series A round to fulfill those customers with the three [...] and that’s $36 million in [...] We’re so happy to have them onboard. With that I would like to open up to questions and answers.

Lauren: 51:40 Great. Thanks so much John. Now let's start off the questions. The first question we have here: can you talk a little bit more about the actual motor? How will the robot be able to maneuver usp curbs and across roads and how will it mow at night if it relies on solar power?

John: On your second question...So how does it operate on night? It’s going to have batteries. So the solar is to charge the batteries. It will also have solar panels on the trailers that will be transporting them around. So we will have plenty of batteries that are charged to allow it to load during the night. As far as going up and down on curves, right now large landscape mowers do that all the time. It's gonna be actually easier for our mower to do it because it's not gonna be transporting a 200-pound operator on it. I’m not too concerned about that. I think we will be able to identify all the issues. 52:36 Having many years of landscaping experience as well as our partner… that we will be able to overcome any challenges we see.

Lauren: 52:48 Great. Thank you next question here. How would you respond if a big player in the lawnmower market brings a competitive product to market?

John: We would welcome that because it just shows that what we’re doing is the right thing to do for the market. I tend to think that one of those big players whether it’s Xmark or John Deer or [...] they're probably waiting on a company like us to get the thing developed, test it out and come and buy us. But we already know that it’s going to work because they have already entered into the residential market with their smaller mowers. We’re going to really go after it's the large commercial market with a 60-inch mower deck so we're going to lead the way.

Lauren: 53:32 Next question. Where is your production facility and what is your production plan?

John: So right now we’re producing here in california. We want to maintain internal production and our plan is as we raise the money, we’re going to invest heavily into the technology both mechanical side and the software side and we will continue to manufacture the first 15, 20, 30 ourselves until we get to a scale where we can work with a manufacturing company. But we will always want to maintain that control as we’re developing it.

Lauren: 54:14 Great. Next question. Aside from LandCare and Mainscape could you talk about your sales pipeline in the future?

John: So right now, we’re just hyper focused on getting this production model up and running and out in the field to our two partners. I know having run a large company myself, that once we can prove this concept and its being used in the field by our two partners. Many others of the top hundred companies are going to be wanting to get this mower as well. So right now we’re hyper focused on developing it for our partners and then we’ll start really going after the rest of the market.

Lauren: 54:56 What is the exit strategy for Graze?

John: I think that is a great question. So right now, like I said we are hyper focused on getting the thing built...getting it out of production...getting it used and right now we’re probably looking at probably three to five years. We probably will be approached by one of the big manufacturers like John Deer, Xmarc, Honda, whomever. But we don’t want to lock ourselves into a set pattern three to five years. Could be in three years there’s other opportunities.We could be approached by a private equity company that wants to ultimately take us public. What we’re focused on is building the best autonomous robotic mower that we can introduce to the landscape market and ultimately the United States.

Lauren: 55:43 Can you talk more about the stage of your current prototype?

John: So right now we have a prototype. It’s kind of an off the shelf mower that we’re using. But we’re developing and gathering data for the software for the autonomous. We’re looking at [...], GPS. So we’re building more and more data. It's kind of like you know I'm from the Bay Area there's a lot of cars driving around for Google and you know they're just there managing them into the information. They’re gathering a lot of information and that’s what we’re doing right now.

Lauren: 56:20 Last question we have right now. Can you talk about any IP and what makes your technology defensible?’

John: So we’re working on that IP. We’re looking at getting some patents in the near future but that’s where we got Roman. Dealing with all of the technological advantages and we;ll be developing some things that we will be able to patent. Roman has quite the number of patents already under his belt and we’re expecting to get a lot more with the development of this.

Lauren: 56:52 We have time for one more quick question. Next question is: What is the anticipated price of the mower and how does that compare to a traditional operating mower?

John: I’m glad you brought up. Our mower right now is going for $30,000 but because it has solar capabilities, right now there’s an investment tax credit of 30%. Next year that will go down to 26%. The following year down to 22%. But we feel as we continue to develop this, we will probably reduce the price of the mower and probably go towards that recurring revenue model.

Lauren: 57:31 Great. Thank you so much John. That's all the time that we have today. Thanks for keeping us on track.

Webinar Invite Email

Reg A+ Webinar | Thursday, October 17th at 4pm ET

Join us for a Reg A+ Webinar on Thursday, September 12th at 4pm ET featuring four companies. This is a great opportunity to not only learn more about our Reg A+ companies, but also ask questions in real-time directly to management.

We're excited to announce the four companies presenting: 4:00 — Graze | Roman Flores, CTO
4:20 — Winc | Brian Smith, Co-Founder & President 4:40 — NowRx | Cary Breese, CEO

5:00 — Monogram Orthopaedics | Ben Sexson, CEO

10/18/2019 Circle Internet Financial Inc. Mail - Reg A+ Webinar Follow Up

Reg A+ Webinar Follow Up

SeedInvest <monogram@seedinvest.com> Reply-To: contactus@seedinvest.com
To: lauren@seedinvest.com

Thu, Oct 17, 2019 at 6:00 PM

Follow Up | Reg A+ Webinar

Hi Lauren,

Thanks for your interest in SeedInvest's Reg A+ webinar. If you were not able to make it or still have questions for the companies that presented, feel free to ask questions to the companies on their discussion boards via the links below. For your convenience, here is the list of companies in the order they presented:

4:00 — Graze | Roman Flores, CTO
4:20 — Winc | Brian Smith, Co-Founder & President
4:40 — NowRx | Cary Breese, CEO
5:00 — Monogram Orthopaedics | Doug Unis, Founder & Chief Medical Officer

Questions? Email Us. We're happy to help.

You are receiving this because you are a registered user on SeedInvest. If you would like to stop receiving campaign reminders, unsubscribe here.

10/18/2019 Circle Internet Financial Inc. Mail - Reg A+ Webinar Follow Up

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Monogram Orthopaedics Inc, NowRx, and Winc are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Monogram Orthopaedics Inc: https://www.seedinvest.com/monogram, NowRx: https://www.seedinvest.com/nowrx, Winc: https://www.seedinvest.com/ winc

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Learn more about LandCare, Graze's expected first customer and R&D partner

Graze aims to eliminate product execution risk through its relationship with LandCare, a leading land maintenance company in the U.S. (ranked amongst the top 10 companies on Lawn & Landscape’s 2019 Top 100 list). Not only is LandCare providing time and resources during the development stages of this product, but it also signed a letter of intent to purchase 200 units. (Graze will be using a SaaS Pricing Model, targeting $12k per year per mower + $30k upfront equipment price upon launch). Under this agreement, LandCare would dedicate its personnel to research, test, and evaluate the development of the autonomous commercial lawnmower.

Tue, Oct 8, 2019 at 6:05 PM

10/8/2019 Circle Internet Financial Inc. Mail - Graze | Learn About the LandCare Relationship

LandCare achieved $175mm in 2018 revenue and operates across 50 branches in 20 states - the company is working with Graze to further that growth. The company's VP of Operations, Rob Barber, states, “Lack of labor is a barrier to growth in the landscape industry. Effective autonomous mowers would allow LandCare to reallocate team resources to spend more time on other landscaping services. The anticipated results being higher margins, improved overall job quality and high customer satisfaction & retention.”

LandCare's expertise and reputation would help pave the way for Graze to change the land maintenance industry.

LEARN MORE

Questions? Email us. We're happy to help.

You are receiving this update because you are part of the SeedInvest community. If you would like to stop receiving company updates, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or

10/8/2019 Circle Internet Financial Inc. Mail - Graze | Learn About the LandCare Relationship

an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

SeedInvest <contactus@seedinvest.com> Reply-To: contactus@seedinvest.com
To: lauren@seedinvest.com

Reg A+ CEO Profiles

Fri, Oct 4, 2019 at 3:59 PM

Meet Monogram Orthopaedics' CEO, Ben Sexson

Prior to joining Monogram as CEO, Benjamin Sexson served as the Director of Business Development at Pro-Dex, an original equipment manufacturer (OEM) of orthopedic robotic end-effectors, where he is also a named inventor on various torque- limiting screwdriver devices. Prior to joining Pro-Dex, Ben founded and led Brides & Hairpins, a B2B retail brand and retailer of fine bridal hair and wedding accessories currently supplying stores like Nordstrom, Bloomingdale's, and David's Bridal. He received his degree in Mechanical Engineering from Caltech.

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646494141179045220&simpl=msg-f%3A1646494141179045220 1/6

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

"I got into retail by accident. All I knew was I had a passion for building companies. I got into medtech deliberately. Starting in retail gave me a broad exposure to all of the universal "sub-systems" of any good company and insight into how they were integrated and needed to be individually appreciated, managed, nurtured and optimized. I'm an engineer at heart. I thrive on complex technical challenges. When the time was right I always knew I would come back to engineering. Medtech is engineering that helps people and makes a difference," says Ben.

LEARN MORE

Meet NowRx's CEO & Co-Founder, Cary Breese

Cary Breese has built his 30 year career in engineering, business operations, product development, sales, and senior leadership. He is a multiple time CEO and founder, with expertise in technology, healthcare, and financial services in both large corporations as well as small start-up environments.

"The problem I see with retail pharmacy is that the industry has evolved into a model designed to attract customers into stores so the pharmacy can up-sell them on all the other products in the store," says Cary. "The idea for NowRx came to me in an instant: use an app to capture the image of the prescription and send it to the pharmacy so you

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646494141179045220&simpl=msg-f%3A1646494141179045220 2/6

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

wouldn’t have to drop it off, and then provide free same-day delivery so you never have to go to the pharmacy again."

LEARN MORE

Meet Graze's CEO, John Vlay

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35 year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went on to become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career - from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646494141179045220&simpl=msg-f%3A1646494141179045220 3/6

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

LEARN MORE

Meet Winc's CEO & Co-Founder, Geoff McFarlane

Winc CEO and co-founder, Geoff McFarlane, is an entrepreneur with over 15 years of experience in hospitality, including building and financing high-end bars and restaurants. He co-founded Winc after seeing how disconnected consumers were from the winemaking and wine selling process. Under his leadership, Winc has established a data driven and customer-oriented approach that is unique within the wine industry. He also successfully grew the company to 80 employees, $169mm in revenue, and a compound annual growth rate (CAGR) of 92% since the company’s launch in 2011 to July 2018.

Prior to Winc, Geoff ran a multi-brand restaurant and hospitality group that he led for eight years, including the Jet Hotel, a boutique property in downtown Denver. Geoff studied finance at The University of Denver’s Daniels School of Business. Geoff was

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646494141179045220&simpl=msg-f%3A1646494141179045220 4/6

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

recently selected as part of Wine Enthusiast's prestigious annual “40 Under 40” list, which honors the next generation of innovators leading the world of wine, spirits, cider and beer forward.

LEARN MORE

Tune in for the upcoming Reg A+ webinar on Thursday, October 17th at 4pm ET.

Register here for the chance to hear from management of each company and ask questions in real-time.

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

NowRx, Monogram Orthopaedics Inc, and Winc are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: NowRx: https://www.seedinvest.com/nowrx, Monogram Orthopaedics Inc: https://www.seedinvest.com/monogram, Winc: https://www.seedinvest.com/winc

10/4/2019 Circle Internet Financial Inc. Mail - Reg A+ Spotlight | Meet the CEOs & Upcoming Webinar

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

10/3/2019 Circle Internet Financial Inc. Mail - Graze | How the Mower Works & Meet the CEO

Lauren Fong <lauren@seedinvest.com>

Graze | How the Mower Works & Meet the CEO

SeedInvest <graze@seedinvest.com> Reply-To: graze@seedinvest.com
To: lauren@seedinvest.com

Thu, Oct 3, 2019 at 5:08 PM

Graze | How It Works & Meet the CEO

How Graze's electric, autonomous mower works

The $93B commercial landscaping industry, made up of the companies that service complex municipal and corporate land, is plagued with rising hourly wages and shrinking labor pools. To address this, Graze is building an electric, self-driving lawn mower for commercial landscaping companies.

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646407882503424971&simpl=msg-f%3A1646407882503424971 1/4

10/3/2019 Circle Internet Financial Inc. Mail - Graze | How the Mower Works & Meet the CEO

Two of the top 15 U.S. commercial landscaping companies, LandCare and Mainscape, have executed letters of intent for a combined 400 mowers. Graze plans to institute a SaaS Pricing Model, targeting $12k per year per mower and a $30k upfront equipment price upon launch.

Graze plans to include the following mower features:

Commercial-Grade | The flagship mower needs to service large job sites to meet the needs of commercial landscaping companies. Most mowers have decks that range from 30" to 72". Graze plans to have a 60" wide cutting deck on its flagship mower.

Consistent & Precise | Graze is currently testing a combination of machine learning and computer vision algorithms to map job sites and execute consistent parallel mowing paths to further optimize for precision and efficiency.

Electric | Each mower will run on electricity to maximize efficiency and allow them to mow quietly, night or day.

Safe | The Graze team is working on a robust sensor suite that will help avoid obstacles (i.e., trees, power converters, people) as it self-navigates.

Graze aims to reduce fuel and labor costs for landscaping companies, saving them time and money. According to the Mainscape CEO, Graze customers may achieve 50% labor savings by reducing four person landscaping teams to two people.

By confirming a reservation in Graze, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time.

LEARN MORE

10/3/2019 Circle Internet Financial Inc. Mail - Graze | How the Mower Works & Meet the CEO

Meet John Vlay, CEO of Graze

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35 year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went on to become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career - from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

LEARN MORE

10/3/2019 Circle Internet Financial Inc. Mail - Graze | How the Mower Works & Meet the CEO

Tune in for the upcoming Reg A+ webinar on Thursday, October 17th at 4pm ET.

Register here for the chance to hear from management and ask questions in real-time.

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

9/30/2019 Circle Internet Financial Inc. Mail - Loop & Graze | Meet the CEOs

Lauren Fong <lauren@seedinvest.com>

Loop & Graze | Meet the CEOs

SeedInvest <deals@seedinvest.com> Reply-To: deals@seedinvest.com
To: lauren@seedinvest.com

Mon, Sep 30, 2019 at 12:10 PM

                                                  =

Meet the CEOs

Meet Brian Gannon, CEO & Founder of Loop

Loop’s founder and CEO, Brian Gannon, has been in the technology industry for the past 15 years. He received his B.S. in Electrical Engineering at the University of Massachusetts at Amherst and an MBA at the MIT Sloan School of Management. Brian has leveraged his technical and business background to create an innovative solution to a problem affecting families globally - staying connected. "My family is spread out across the country and I travelled quite a bit for work. There seemed to be an incredible amount of friction in the system. I did some research and it seemed like

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646118190973005703&simpl=msg-f%3A1646118190973005703 1/4

9/30/2019 Circle Internet Financial Inc. Mail - Loop & Graze | Meet the CEOs

many people had the same problem. Then with the explosion of privacy issues, it exacerbated the problem.”

Prior to Loop, Brian began his career in the trenches as a computer chip designer at Fujitsu before transitioning to the prestigious Boston Consulting Group. Later in his career Brian honed his skills in developing products and businesses as the General Manager of the Video Processing business unit at Maxim Integrated.

Loop is a platform for families to communicate and stay connected through its seamless software and hardware solution. It combines the convenience of a private sharing app with the simplicity of a home display. It's a private, closed system without ads, and only includes the people you care about the most.

The deal is successfully funded and is closing soon.

LEARN MORE

Meet Graze's CEO, John Vlay

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1646118190973005703&simpl=msg-f%3A1646118190973005703 2/4

9/30/2019 Circle Internet Financial Inc. Mail - Loop & Graze | Meet the CEOs

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35 year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went on to become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career - from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

Graze is now accepting reservations towards its Reg A+ campaign. By confirming a reservation in Graze, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time.

LEARN MORE

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please

9/30/2019 Circle Internet Financial Inc. Mail - Loop & Graze | Meet the CEOs

note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Loop is offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: Loop: https://www.seedinvest.com/loop

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Lauren Fong <lauren@seedinvest.com>

NowRx & Monogram: SEC Qualified & Accepting Investments

SeedInvest <newsletter@seedinvest.com> Reply-To: contactus@seedinvest.com
To: team@seedinvest.com

Reg A+ Rundown

SEC Qualified: Now Accepting Investments

Fri, Sep 27, 2019 at 10:41 AM

NowRx | Technology-driven, on-demand pharmacy

NowRx is an on-demand pharmacy, founded with the goal of developing software, artificial intelligence, robotics, and logistics to create the most convenient retail pharmacy service available, focused on free same-day delivery for prescription and OTC medications, thereby eliminating the need to visit a pharmacy.

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Revenues for 2018 were $4.7mm, an increase of 89.9% as compared to 2017

The company has filled over 100,000 prescriptions and served more than 18,000 customers

More than 4,500 referring physicians, an increase of more than 84% since YE 2018

NowRx is launching publicly today, and has already raised over $570k

INVEST IN NOWRX

Monogram Orthopaedics | High-precision surgical implants

Monogram is using machine learning (AI), robotics, and 3D printing to enhance and improve joint replacement surgeries. The company believes that the synthesis of these three technologies will help define the future of orthopaedics.

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Raised $2mm from investors including Pro-Dex, Icahn School of Medicine at Mount Sinai, and Accelerate NY

Collaborative study with the UCLA Biomechanics Laboratory demonstrated a 7x improvement in initial stability against the current standard

Exclusive License Agreement with Icahn School of Medicine for pending patent substantially developed by Monogram Founder, Dr. Unis

Monogram is launching publicly today, and has already raised over $1.2mm

INVEST IN MONOGRAM

Upcoming Reg A+ Webinar

Thursday, October 17th, 4pm ET | Reg A+ Investor Webinar

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1645840240444346110&simpl=msg-f%3A1645840240444346110 3/8

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Join us for an investor webinar on Thursday, October 17th at 4pm ET featuring our four Reg A+ companies. This is a great opportunity to not only learn more about our Reg A+ companies, but also ask questions in real-time directly to management.

The agenda is as follows:
4:00 — Graze | John Vlay, CEO
4:20 — Winc | Brian Smith, President & COO
4:40 — NowRx | Cary Breese, CEO
5:00 — Monogram Orthopaedics | Ben Sexson, CEO

Other Reg A+ Deals: Now Accepting Reservations

Graze: Meet John Vlay, CEO

REGISTER

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1645840240444346110&simpl=msg-f%3A1645840240444346110 4/8

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Graze is building one of the world's first electric, fully-autonomous lawn mowers for the commercial landscaping industry in hopes to reduce labor requirements, eliminate fuel costs, and decrease operator injuries for landscaping companies. John Vlay is a 35 year veteran in the industry and leads the company as CEO.

After graduating from the University of California, Los Angeles (UCLA), John went on to become CEO of Jensen Landscape, a Bay Area-based landscaping maintenance and construction company. After 32+ years with the company, John led the company through its sale to Monarch Landscape in 2016, where he then served as Executive Vice President.

"I have worked many jobs in the landscaping business in my 35 year career - from operating commercial mowers to Head of Safety to CEO of Jensen Landscaping. I saw the need for self-driving mowers first-hand at Jensen and I'm excited to work with industry leaders - my former peers and now Graze customers - to transform the industry I love," comments John.

Round: Series A // Valuation: $25mm Pre-Money // Current Reservations: $340k

LEARN MORE ABOUT GRAZE

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Winc: Summer 2019 Review

Winc is a California-based winery offering an online direct-to-consumer (DTC) membership experience, in addition to proprietary wines that are featured at select retailers nationwide. Here is a recap of the business since the start of the summer:

Press | On August 7th, Winc's Co-Founder and COO, Brian Smith, joined The Final Round on Yahoo! Finance to discuss the business and its first public investment opportunity on SeedInvest.

Awards | Winc CEO and co-founder, Geoff McFarlane, was recently selected as part of Wine Enthusiast's prestigious annual “40 Under 40” list, which honors the next generation of innovators leading the world of wine, spirits, cider and beer forward.

Business Growth | In July, Winc grew DTC new customer acquisition by 34% MoM. In the wholesale channel, the company grew its shelf placements 33% between April and July.

Product Launches | Building on the success of its Summer Water rosé, Winc launched two new brand extensions: Summer Water Bubbly (a spritzy rosé) and Keep it Chill (a red wine crafted to be enjoyed cold).

Round: Series D // Valuation: $110mm Pre-Money // Current Reservations: $2.3mm

LEARN MORE ABOUT WINC

More about Reg A+

On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private

https://mail.google.com/mail/u/0?ik=8f0081c1ed&view=pt&search=all&permmsgid=msg-f%3A1645840240444346110&simpl=msg-f%3A1645840240444346110 6/8

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

companies to raise up to $50mm from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering.

Reg A+ raises enable companies to grow and galvanize their communities, allowing them to cultivate a group of loyal customers / investors, with clear benefits*:

Stock owners spend an average of 54% more than non-stock owners Investors visit the company website 68% more frequently
Customers who own shares refer 2x as many people, increasing virality

In 2017, SeedInvest closed the largest round ever on an equity crowdfunding platform, when Knightscope raised $20mm via Regulation A+.

Questions? Email us. We're happy to help.

You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

*Data referenced is current as of 2016.

Monogram Orthopaedics Inc, NowRx, and Winc are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Monogram Orthopaedics Inc: https://www.seedinvest.com/monogram, NowRx: https://www.seedinvest.com/nowrx, Winc: https://www.seedinvest.com/ winc

Graze is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Graze: https://www.seedinvest.com/graze

9/27/2019 Circle Internet Financial Inc. Mail - NowRx & Monogram: SEC Qualified & Accepting Investments

Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 123 William Street, 26th Floor, New York, NY 10038. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.